Exhibit 10.3

SERVICES AGREEMENT

BETWEEN:	1. Cardio3 BioSciences SA, with head office at 9 Boulevard de France, 1420 Braine l’Alleud, and registered with the The Crossroads Bank for Enterprises under number 0891 118 115,

represented by Christian Homsy, in his capacity as Chief Executive Officer,

hereinafter “the Company”;

AND:	2. Patrick Jeanmart SPRL, a consulting company, with head office at 14 Rue Théodore Baron, 5000 Namur, represented by Patrick Jeanmart,

hereinafter “the Consultant”;

The Company and the Consultant are hereinafter jointly “the Parties” or individually “a Party”

THE FOLLOWING IS HEREBY AGREED:

The corporate purpose of the Company is as follows: the development of new medical technologies and particularly the research and development, manufacture and commercialization of elements and systems all directly or indirectly related to biotechnology and particularly cellular therapies and the various scientific, operational, legal and financial matters directly or indirectly related thereto;

The Consultant has extensive experience in financial management, namely, the management of a company financial department, the maintenance and reading of its accounts, the management of its cash and treasury, financial reports, balance sheets, cash flow and profit and loss statements, the methods of funding and evaluation of businesses, budget planning and forecasting, as well as the primary related tax and VAT aspects.

The Company has expressed the desire to entrust to the Consultant a paid service position essentially acting as Chief Financial Officer and the Consultant has agreed to undertake this role;

The Parties therefore desire to further define the terms and conditions of their contractual collaboration pursuant to this agreement (hereinafter “the Agreement”).

THE FOLLOWING IS THEREFORE AGREED:

Article 1	Purpose of the Agreement

1.1	The Consultant agrees to provide all the services necessary or useful to undertaking the following role: Chief Financial Officer, in accordance with the applicable laws and regulations as well as the provisions of the Agreement and, more specifically, to carry out the following services on behalf of the Company (hereinafter, collectively, “the Services”):

1.	Provide strong financial leadership, ensuring the finance function is effectively managed, integrated & developed to meet growth plans.

2.	Effectively manage cash & treasury issues, full responsibility on Profit & Loss account.

3.	Participate actively to fund-raising process, investment planning and strategic business development.

4.	Prepare the company for Series B private placement and for Series C private or public placement by establishing links and working relationships with Major Venture Capitalists and Merchant Banks.

5.	Run the Finance and Operations department including coordination of full general ledger accounting, payroll, customer billing, accounts payables and receivables, VAT and Tax.

6.	Lead the planning and budgeting / forecasting exercise, provide management and Board members with monthly financial and operational dashboards as well as Key Performance Indicators.

7.	Comply with established company policies and procedures, and prepare company for compliance with IAS/IFRS/US GAAP accounting standards.

8.	Enhance professional growth and development through participation in educational programs, current literature, in-service meetings and workshops.

9.	Perform other duties as may be assigned.

1.2	In order to be able to represent and have the power to commit the Company for purposes of performing the Services, the Parties agree to grant a special power of attorney, free and for an unlimited period of time to the Consultant. The special power of attorney shall be published in accordance with applicable law.

Article 2	Terms and Conditions for Execution of the Agreement

2.1	The Consultant shall perform the Services, and the Company accepts that the Consultant shall put its best efforts towards performing those Services. The Consultant shall ensure that the Services are provided continuously throughout the calendar year and, additionally, the Consultant shall autonomously and independently manage the time spent on the Services. The Consultant shall provide the Services autonomously and independently, while being guided in the execution of this agreement by the guidelines and the strategic decisions established by the board of directors of the Company, that is, Christian HOMSY, Chief Executive Officer, and Michael LUSSIER, Chairman of the Board.

The Parties expressly agree that the Company and its representatives, agents, associates, shareholders, employees or laborers do not have any management rights with regard to the Consultant. The Parties acknowledge, in this regard, that the execution of the Agreement and the resulting business relationships do not constitute any employment relationship between the Company and the agents of the Consultant.

2.2	The Company shall give the Consultant access to all information required for the proper execution of the Agreement. For the proper execution of the Services and within that limit, the Consultant shall have access to all files, documents, magnetic tapes and other computer media related to the activities of the Company or containing information relating to the Company.

2.3	The Company shall also make available to the Consultant, in Braine l’Alleud, all of the financial, technical and human resources required or useful for such activities and for the proper execution of the Agreement, such as furnished premises, a secretarial service and any telecommunications services.

Article 3	Fees and expenses

3.1	Fixed fee

The Consultant shall receive, as compensation for the performance of the Services and based on 220 annual working days, an annual fixed gross fee of 120,000.00, payable in twelve equal monthly payments.

The fee shall be paid on a monthly basis, at the end of each calendar month.

3.2	Variable fee

The Consultant may also be entitled to a variable fee, provided that certain objectives are met. The conditions for granting the variable fee and the definition of the objectives shall be set forth in an attachment to the Agreement.

Based upon the fixed fee established in Article 3.1, the Consultant may also be entitled to a maximum variable fee of 20%, or the maximum amount of 24,000 euros.

3.3	Reimbursement of expenses

All the expenses reasonably justified by the Consultant for the performance of the Services shall be reimbursed by the Company upon the production of adequate supporting documents, including travel expenses, accommodation and meals, in Belgium or abroad.

3.4	Payment methods

The fixed and variable fees, reimbursement of the expenses and other amounts owed to the Consultant shall be paid upon presentation of the fee invoices or expense vouchers.

The amounts due shall be paid to the Consultant’s account No. 363-0271580-20.

All amounts due are payable no later than ten days following the date of the invoice. They bear interest at the legal interest rate in force in Belgium, with no prior notice.

3.5	Appeal

The fixed fee shall be indexed annually pursuant to the health index on the anniversary date of the entry into force of the Agreement. The parties agree to review each year beginning on January 1, 2009, the amount of the fee based upon the progress of the mission and the objectives given to the Consultant.

Article 4	Specific obligations of the Consultant

4.1	Confidentiality obligation

Without prejudice to Article 9.2 below, the Consultant agrees, both during the term of the Agreement and after it ends for any reason whatsoever, for a term of two years, not to disclose or use – without the express written authorization of the Company – directly or indirectly, for its own benefit or for that of third parties, any confidential information, of any kind, or any business secrets relating to the Company and its activities or that result from its knowledge due to, or during the performance of the Agreement.

The Parties expressly agree that any information relating to the Company is deemed confidential information, unless the Consultant demonstrates that such information is public or has been made public by the Company.

The Consultant also agrees to return, at the initial request of the Company and, in any case, no later than the date of the end of the Agreement, all the confidential information, in any form, that it may have come into contact with due to or during the performance of the Agreement.

4.2	Non-exclusiveness and non-competition

During the performance of the Agreement, the Consultant:

(i)	may carry out, directly or indirectly, any other unrelated activity that does not compete with the activities of the Company, provided that such other activity does not affect the good faith execution of the Agreement;

(ii)	agrees to not compete directly or indirectly with the Company by carrying out similar activities, whether on its own behalf, or by acting in any capacity or position whether through the intermediary of another person or legal entity of any nature whatsoever;

(iii)	also agrees not to make preparations for any competing activity during the execution of the Agreement.

4.3	Obligation to return Company property

All equipment, data and information, in any form, whether written, verbal or computerized, sent to the Consultant or in its possession, remain the property of the Company.

The Consultant agrees to return the goods mentioned in the paragraph above at the initial request of the Company and no later than the date of the end of the Agreement.

The Consultant agrees not to keep copies or portions of the aforementioned materials, data or information, in any form.

4.4	Tax and social security obligations

The Consultant agrees vis-à-vis the Company to be in good legal standing, specifically, with regard to its tax and social security obligations arising from the execution of the Agreement. The Company may not, under any circumstances, be held responsible for the Consultant’s breach of its related obligations.

Article 5	Responsibilities of the Consultant

5.1	With regard to the Company, the Consultant is responsible for following the rules of common law.

However, the Company, at its own expense, shall obtain specific insurance coverage for directors and officers, known as “D&O” insurance, to cover the actions taken by the Consultant as a legal representative of the Company.

Article 6	Suspension of the execution of the Agreement and termination in the event of interruption of the Services

6.1	If the Consultant is unable to perform the Services, for whatever reason, for a continuous period of two (2) months, the Company shall be entitled to suspend the payment of the fee as of the first day of the following month, until the Consultant is once again able to fully perform the Services.

6.2	Without prejudice to the provisions of Article 7 below, if the Consultant is unable to perform the Services, for whatever reason, for a continuous or discontinuous period of four (4) months in the same financial year, the Company is entitled to terminate the Agreement as of the first day of the following financial year.

Article 7	Term and termination of the Agreement

7.1	The Agreement is entered into for an indefinite period and is deemed to enter into effect on January 1, 2008.

7.2	During the first two (2) months of the execution of the agreement, without prejudice to Articles 7.6 and 7.7, the Consultant may, at any time, terminate this agreement with prior notice of fifteen (15) days. The prior notice shall be provided by registered letter and will be effective as of the date following the mailing date. During this same period, the Company may also terminate the agreement with prior notice of fifteen (15) days.

7.3	Without prejudice to Articles 7.6 and 7.7, and following that period, the Consultant may terminate, at any time, this Agreement, with prior notice of six (6) months. The prior notice shall be provided by registered letter and shall become effective as of the date following its mailing date.

7.4	During the first year of its execution and after the first period of two (2) months described in Article 7.2 of this Agreement, the Company may terminate this Agreement with prior notice of three (3) months. The term of the prior notice shall, thereafter, be increased by one month each year on the date of the anniversary of the signature of this Agreement up to a maximum of six (6) months. The prior notice shall be provided by means of a registered letter and shall become effective as of the date following its mailing date.

7.5	The Party who terminates this agreement without complying with the prior notice described in Articles 7.2 and 7.3 above shall be liable to the other party for a lump sum equivalent to the fee that would have been due throughout the prior notice period. The lump sum amount shall be calculated based upon the fixed fee due as of the moment of termination.

7.6	Either Party may terminate this Agreement effective immediately in the event of the serious breach of the other Party of its fundamental obligations.

Specifically, the following are, without this list being considered exhaustive, deemed a serious breach by the Parties of their fundamental obligations:

(i)	the Company paying all or part of the agreed-upon fees with a significant or consistent delay in violation of Article 3, without correcting the matter within fifteen days of a formal notice.

(ii)	a repeated breach by the Consultant of its obligations under Article 4, which is not corrected within fifteen days of a formal notice.

If the Consultant terminates the Agreement due to a serious breach by the Company of its obligations, the former shall be entitled to a lump sum payment of the fee under Article 3.1 and covering a period of three (3) months.

Either Party may terminate the Agreement effective immediately and without prior notice in any of the following events:

(i)	in the event of the death of the Consultant;

(ii)	in the event of the bankruptcy or the liquidation of the Company.

Article 8	Assignment of rights and obligations arising from the Agreement

Neither Party may assign to a third party all or part of the rights and obligations arising from the Agreement without the express written agreement of the other Party in advance.

Article 9	Various

9.1	Notices

All notices given based upon or in relation to the Agreement shall be sent by registered letter to the following addresses:

For the Consultant:	Patrick Jeanmart SPRL, 14 Rue Théodore Baron, 5000 Namur

For the Company:	Christian Homsy, Chief Executive Officer, 9 Boulevard de France, 1420 Braine l’Alleud, Belgique
Fax: +32 2 790 35 35

The notices shall be deemed validly given as of the tenth business day following the date of their transmission.

The Parties may notify the other Party of a change of address pursuant to this Article 9.1.

In the event of a legitimate emergency, the Parties may send a notification via fax, with confirmation by registered letter with return receipt. In such an event and except as provided for above, the notification shall be deemed validly given as of the first business day following the date indicated on the fax confirmation of receipt.

9.2	Confidentiality

Except in cases required by law and/or regulations, each of the Parties agrees to not disclose to any third party whatsoever the purpose and the content of the Agreement without the prior written consent of the other Party, in which case the latter shall be informed in advance of the time and nature of the disclosure. This obligation remains in force for a period of [two] years as of the date of the end of the Agreement.

9.3	Titles

The descriptions and titles of the various articles and paragraphs of this Agreement have been included solely for purposes of clarity of the text and may not in any way be considered an integral part of the Agreement or as being able to define, limit or circumscribe in any way the scope of the application or the purpose of the article or of the specific paragraph to which they refer.

9.4	Waivers

None of the Parties shall be assumed to have waived any right as a result of the Agreement or of a fault or violation committed by the other Party, unless the first Party has expressly made such a waiver in writing pursuant to Article 9.1.

The waiver of any remedy or right which might be made by one of the Parties pursuant to the preceding paragraph does not imply that that Party waives any other right that may result from the Agreement or from a violation or fault of the other Party, even if that right or remedy is comparable to the one waived.

9.5	Partial invalidity

Any clause of the Agreement that might be declared contrary to mandatory laws or public policy shall only be ineffective based upon such invalidity and shall not, under any circumstances, affect the validity of the rest of that clause or provision, or of the other clauses or provisions of the Agreement.

The Parties agree to negotiate in good faith a valid clause whose scope and financial effects shall be as close as possible to the clause deemed invalid.

9.6	Prior statements and changes of the Agreement

The Agreement is the entire text of the agreement between the Parties. It replaces any other agreements, proposals, offers or declarations of intent previously prepared by one or the other of the Parties, as well as any other communication between the Parties relating to the content of the Agreement.

No adaptation or modification of the Agreement shall be mandatory for the Parties, unless said adaptation or modification was made in writing and said adaptation or modification was approved by each Party.

9.7	Calculation of the time limits

All the time limits set forth in the Agreement are calculated in business days in Belgium; if a deadline falls on a Saturday, a Sunday or a legal holiday in Belgium, the deadline is moved to the first following business day.

Article 10	Applicable law and jurisdiction

10.1	The Agreement is solely governed by the law of Belgium.

10.2	Only courts and tribunals in the judicial district of Brussels have jurisdiction over litigation relating to the Agreement.

Done in Braine l’Alleud on January 7, 2008 in two copies, each of the Parties acknowledging receipt of its copy.

For the Company:

[Signature]

CHRISTIAN HOMSY, CEO

The Consultant:

[hw:] P. JEANMART

[Signature]

[hw:] Representative Patrick Jeanmart SPRL